Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of McGrath RentCorp for the periods ended September 30, 2020 and 2019, as indicated in our report dated October 29, 2020; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 is incorporated by reference in Registration Statements on Form S-8 (File No. 333-74089, File No. 333-151815, File No. 333-161128, and File No. 333-183231).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

San Jose, California

October 29, 2020